Exhibit 14.1

Statement of Business Principles
and Code of Conduct Policy

Reynolds Consumer Products Inc.

i

Introduction

Reynolds Consumer Products Inc. (“RCP” or the “Company”) holds ethics, integrity and lawful conduct among our topmost priorities. No business requirement ever justifies an illegal, unethical, immoral, or unprofessional act. Our success in business depends upon maintaining the trust of employees, customers, other commercial partners, government authorities and the public. This Statement of Business Principles and Code of Conduct Policy (the “Code”) has been adopted by the Board of Directors and is an expression of the professionalism we strive for throughout our business, and of the professionalism we expect of our associates. The principles contained within this Code are based on:

•	Ethical and legal behavior
•	Fair, courteous and respectful treatment of fellow employees and others with whom we interact
•	Fair and appropriate consideration of the interests of other stakeholders (customers, other commercial partners, government authorities and the public) and of the environment
•	Professionalism and good business practice

This Code presents the basic expectations and general principles guiding how RCP does business. Each employee, regardless of position or area of responsibility, is responsible for upholding this Code in his or her daily activities and for seeking help when the proper course of action is unclear. Any violation of this Code is considered misconduct and will be addressed appropriately and timely. If anyone is in doubt about the appropriate course of conduct in their business activities, or questions how RCP’s standards and principles apply to a specific situation, they should ask. A simple, early question often clarifies and avoids potentially troubling situations.

RCP has its own set of policies, and this Code is in addition to and complimentary with the policies. In addition, RCP and its employees are subject to the laws of many countries and other jurisdictions around the world. Employees are expected to comply with this Code and with all applicable laws, rules and regulations.  If a provision of the Code conflicts with applicable laws, rules and regulations, the laws, rules and regulations control.

This Code does not attempt to address every situation or answer every question. The principles underlying this Code are often directional and in many situations require an exercise of judgment.  If anyone has questions about this Code, concerns about someone’s workplace conduct or question whether a proposed course of action is consistent with this Code, they should seek guidance from their direct supervisor. If the supervisor doesn’t know the answer, he or she has the responsibility to find the solution. If for some reason anyone does not feel comfortable talking with their supervisor, they may contact their location Human Resources representative, or call the toll-free ethics and compliance line or other contact information listed below.  There will be no retaliation or penalty for honest and good faith reporting, even if it turns out reported concerns were unfounded.

RCP employees, customers, vendors, contractors, suppliers and others have the responsibility to report any suspected violations, and may use the following contact methods:

Mail:	Reynolds Consumer Products Inc., Attention: General Counsel 1900 West Field Court, Lake Forest, Illinois 60045-2595 USA
Phone:	Ethics and Compliance Line: 800-363-8150
Web:	ReynoldsConsumerProducts.com/Contact

All appropriate steps will be taken to keep reports confidential. Contact may be made anonymously where permitted by technology or law. The identity of a person contacting the General Counsel or toll-free ethics and compliance line will be kept confidential except as required by law or as needed for investigative purposes. Actions contrary to this policy are, by definition, harmful to RCP and its reputation. Violations, even in the first instance, may result in disciplinary action up to and including dismissal. This policy is not an employment contract, and compliance with it does not create a contract for continued employment.

Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations.  All officers, directors, and employees are expected to educate themselves on laws, rules, and regulations applicable to the employment responsibilities and to comply with such laws, rules, and regulations in all activities. No employee, officer or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason. When there is doubt as to compliance issues, all employees are encouraged and expected to seek guidance in conjunction with fulfilment of their responsibilities.

Harassment and Discrimination

Policy

We will not unlawfully discriminate based on race, color, gender, age, religion, national origin, disability, veteran status, marital or family status or any other category protected by applicable law. All employment decisions, including hiring, performance appraisals, promotions and discharges will be made without unlawful consideration of any such criteria.

It is improper for any employee to harass another employee by creating an intimidating, hostile or offensive work environment through verbal abuse or name-calling, threats, intimidation or similar improper conduct. Employees may not act violently or threaten violence while at work, and may not bring or use a weapon on a work site.

Comments

This policy applies worldwide to all employees. In some locations, local statutory requirements may require employers to conform to additional locally mandated norms.

Threatening, intimidating or violent behavior will not be tolerated. It can take on many forms, all of them unacceptable as shown in the following examples:

•	Jokes, insults, threats, and other unwelcome actions about a person’s characteristics as described above.
•	Unwelcome sexual advances, flirtations, sexually suggestive comments or conduct, requests for sexual favors and other unwelcome verbal or physical conduct of a sexual nature.
•	The display of sexually suggestive objects or pictures.
•

Comments or conduct suggesting that an employee’s cooperation with, or refusal of sexual or other harassing conduct will have any effect on the employee’s employment, assignment, compensation, advancement, career development, or any other term or condition of employment.

•	Verbal or physical conduct that negatively impacts another’s work performance or creates a fearful or hostile work environment (e.g., bullying).

We will not tolerate this type of behavior from employees or from others at our worksites, and encourage all employees to join us in keeping a harassment free workplace. Adhere to all current company policy on harassment and discrimination.  For further information, consult your Human Resources Representative.

Your Responsibilities

•	Do not make or tolerate sexual jokes, comments about a person’s body, graphic statements about sexual matters, or engage in offensive behavior of a sexual nature.
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Do not make or tolerate jokes, comments, and remarks or treat any employee differently because of his or her race, color, sex, national origin, age, religion, disability, marital or family status, veteran status or any other non- business related consideration.  To do so is discriminatory.

•	Do not display sexually suggestive objects or pictures at work.
•	Do not ask or make comments about co-workers sexual conduct or sexual preference.
•	Never suggest or imply that an employee’s job will be affected by his or her response to a sexual advance.
•	Create an atmosphere free of any suggestion of discrimination or harassment.

Health and Safety

Policy

We will not compromise health or safety in the workplace for profit or production. Safety rules and procedures are mandated in all of our plants, offices, and work sites. Each of us must perform his or her job following these health and safety rules and procedures, and must promptly report any concerns, safety violations or incidents to his or her supervisor or Human Resources Representative.

Employees must not use, possess, manufacture or transfer illegal drugs on company property. Employees are not allowed to work if affected by alcohol or using illegal drugs. Misusing legal drugs in the workplace is not allowed. We will not let someone work if we believe that such person’s use of legal drugs could create an unsafe condition.

Comments

We are firmly committed to having all employees work in a safe and healthy work environment.

Employees must know, understand, and comply with all safety rules and procedures. They must know that no task is more important than their personal safety and that of their fellow employees. Following these rules and procedures, helps ensure not only our safety, but also the safety of others. Adhere to all company policies on health and safety. For further information, consult your Human Resources Representative.

Your Responsibilities

•	Always comply with your facility’s health and safety rules and procedures, and be sure of the “safe way” to perform a task. If unsure, ASK!
•	Always take appropriate safety precautions, including wearing and using protective safety equipment, including seat belts, while driving or riding in company vehicles.
•	Never compromise your personal safety procedures.
•

Report any hazardous conditions, improper use of safety equipment, job-related “near miss,” injury, illness, or any failure to follow safety procedures to your supervisor or the facility Health and Safety Coordinator for your location. Alternately, you may report any of these incidents by calling the Company’s toll-free ethics and compliance line for your location.

•	Do not bring illegal drugs or alcohol onto RCP property, perform RCP business or be on RCP premises while under the influence of any illegal drug or alcohol.
•	Never use prohibited/controlled substances or alcohol while in vehicles owned, leased or used for RCP business.
•	If you are taking a medication that you believe might affect your ability to safely do your job, advise your supervisor.

Ethical Sourcing

Policy

RCP promotes business practices and policies that show respect for the value of all human beings. RCP requires that its suppliers do so as well. All RCP and supplier locations shall provide a safe working environment to all employees, which includes proper training, appropriate equipment to safely perform their job and a clean environment where safe behavior is emphasized.

All RCP and supplier locations shall also maintain conditions of employment where all workers are free to choose employment, where there is no forced, bonded, or involuntary labor, and where there is no use of child labor. There shall be no discrimination in hiring, compensation, access to training, promotion, termination or retirement based on age, gender, race, color, caste, national origin, disability, religion or veteran status.

Regardless of culture, community, or country, RCP will not use any supplier that is involved in or associated with human trafficking, bonded labor, involuntary servitude, use of child labor or sexual slavery. RCP maintains a diligent supplier control program specifically evaluating its suppliers and validating their compliance with these standards. In the event any supplier audit finds evidence that the supplier is in violation of RCP Social Accountability and Ethical Treatment Policy, the supplier relationship will be terminated or suspended until such time as the supplier comes into full compliance. For further information on quality and procurement standards, contact the General Counsel.

Your Responsibilities

Report any unsafe, illegal, or unethical employment situations you may suspect at RCP suppliers, or vendors.

Conflict of Interest

Policy

Our employees, officers and directors have an obligation to act in the best interest of the Company. All employees are prohibited from taking any action(s) that would create a conflict of interest with RCP and should avoid even the appearance of a conflict of interest. RCP’s resources are to be used only for approved purposes.

Comments

A conflict of interest is a situation in which an employee’s personal interest or benefit interferes with his or her responsibilities as an employee. Employees must not accept payments, gifts, entertainment, or other favors that go beyond the common courtesy usually associated with good business practice or that might be regarded as placing themselves under some obligation to a supplier or customer. Some locations may adopt local rules setting more specific limits on the acceptance of gifts, meals or entertainment, such as particular monetary thresholds.  Should a location have such local rules, they will be communicated to you and shall be in addition to the general principles outlined in this Code.

Unless approved in advance, no employee may hold a position with, or have a substantial financial interest in, any business that conflicts with or might appear to conflict with that employee’s work on behalf of RCP.

Should any of the above situations occur, communication between employees and their supervisor is of utmost importance, and the parties concerned shall attempt to resolve the matter in good faith. For further information, contact your Human Resources Representative or the General Counsel.

In order to avoid conflicts of interests, senior executive officers and directors must disclose to the General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict.  Conflicts of interests involving the General Counsel and directors shall be disclosed to the Compensation, Nominating and Corporate Governance Committee.

Your Responsibilities

•	Place compliance with laws and ethical principles above private gain.
•	Do not solicit or accept anything of more than minor value from business suppliers.
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Do not have a position with, nor financial interest in, another business that interferes or appears to interfere with our duties or responsibilities, unless approved in advance by the General Counsel, or the location Human Resources Representative.

•	Do not conduct/transact Company business with a relative, unless approved in advance by the General Counsel, or the location Human Resources Representative.
•	Disclose any financial interest in or position with any competitor.
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Report suspected violations of conflict of interest procedures to the General Counsel, or the location Human Resources Representative, or report suspected violations by calling the toll-free ethics and compliance line for your location.

Outside Employment and Activities

Policy

A full-time employee’s primary work obligation is to RCP. Outside activities, such as a second job or self-employment, must be kept totally separate from RCP employment and not interfere with RCP job responsibilities or performance.

Comments

We respect the privacy of every employee in the conduct of his or her personal affairs. No employee may run a personal business on RCP’s time or use RCP’s resources. Similarly, no employee can allow such outside activities to detract from his or her job performance or require such long hours that the outside activity adversely affects the employee’s physical or mental effectiveness.

Generally, no employee can perform services for, nor serve as an employee, consultant, officer or director of any competitor, customer or supplier of RCP.  For further information, contact your Human Resources Representative.

Your Responsibilities

•	Do not use RCP’s time or resources for personal or outside business matters.
•	Do not work on behalf of competitors, suppliers or customers of RCP without prior authorization by the General Counsel or the location Human Resources Representative.
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Inform your supervisor or the location Human Resources Representative of any outside business position (other than charitable, educational, or religious) that might be viewed as conflicting with your RCP duties or responsibilities.

Dissemination of Corporate Information

Policy

Employees must not respond to requests for financial or business information about RCP from outside sources such as the government, media, press, financial community or the public, unless authorized to do so. Such inquiries are to be referred to the General Counsel. Employees must not share non-public financial or business information unless authorized to do so by the President of the Business Unit and the General Counsel.

Comments

We will maintain a coordinated and consistent posture in relations with the newsgathering industry. All contact with news media concerning the affairs of RCP, financial or otherwise, including written and oral communications and the release of photographs, must be coordinated through the General Counsel. Confidential RCP information should be released only to employees, agents or representatives on a need-to-know basis. For further information, contact the General Counsel.

Your Responsibilities

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Protect company-confidential information. Do not include any non-public financial or business information, for example, in a presentation to an industry group without authorization. Do not post any non-public financial or business information on social media, for example LinkedIn, Twitter or Facebook, without authorization.

•	Refer third party requests for any type of information, including non-public financial or business information, to the President of the Business Unit and General Counsel for approval.
•	Refer inquiries regarding current or former employees, other than by the news media, to your Human Resources Representative.
•

No employee should speak to the media regarding company business unless they are designated as a company spokesperson by the CEO and General Counsel. Refer to the current policy and process for directing media calls.

•	Refer to the current policy on social media for personal responsibilities when using social media platforms.

Protection of RCP Property and Information

Policy

Employees are responsible for protecting RCP-owned or RCP-leased property and equipment.  This responsibility extends to tangible assets such as money, physical materials, inventory, equipment and real property. This responsibility also extends to intangible property, such as business plans, trade secrets, computer programs, technologies, and other confidential or proprietary information of RCP or of others, including our customers and suppliers. We treat company assets with the same care we would if they were our own.

Comments

Generally, RCP property must not be used for any purpose other than for RCP business. Employees must not borrow, give away, loan, sell or otherwise dispose of RCP property regardless of conditions without specific authorization.

Reasonable precautions must be taken against theft, damage or misuse of RCP property. RCP property includes information developed by employees and may include information received from outside RCP.  It may consist of financial, commercial or technical data, or may relate to payroll, salaries, benefits or personnel records. It may include information about employees, customers, potential customers or information owned by others entrusted to RCP.

Employees who receive or learn of confidential business information or trade secrets of RCP or others, may not, for non- RCP purposes, disclose that information to third parties (including friends and family members) or make any other non- RCP use of such information.

Handling and dissemination of information is a management task and all employees shall respect the need of RCP for professional information management. All employees shall keep relevant information confidential.

We do not destroy official company documents or records before the retention period expires, unless otherwise directed with respect to specific items to destroy documents when they no longer have useful business purpose. Employees should contact their supervisor if they are unclear whether a document may or may not be destroyed. For further information, contact the General Counsel or Controller.

Your Responsibilities

•	Exercise appropriate care, custody and control over RCP’s property (including supplies, equipment, facilities, files, documents, films, and electronically recorded data or images).
•

Exercise appropriate care, custody and control over RCP’s intangible properties (including business plans, trade secrets, compliance programs, technologies, and other confidential or proprietary information).

•	Use Company equipment, including computers and computer systems, according to the current policies regarding incidental personal use and appropriate workplace standards.
•	Do not duplicate proprietary or trademarked software for personal use.
•	Keep confidential information stored properly when it is not being used.

Quality of Public Disclosures

The Company has a responsibility to provide full and accurate information in our public disclosures, in all material respects, about the Company’s financial condition and results of operations.  Our reports and documents filed with or submitted to the Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures.

Electronic Communication (Use of Computers, Internet and Email) and Data Privacy

Policy

You must act in a secure and compliant manner in regard to electronic communications to protect the assets and work product of the Company. Our employees, officers and directors are responsible for using any information technology (hardware and software) and electronic communications in a secure and responsible manner. Each employee, officer and director is responsible for safeguarding and using the Company’s assets appropriately and respecting the assets of others.

The Company respects the privacy rights of our staff, customers, suppliers and business partners and are committed to managing personal data in a professional, lawful and ethical way.  The Company may only process personal data for legitimate purposes and the data must be accurate and relevant for the purpose for which it was collected, as well as properly protected from inappropriate access or misuse.  When it is to be transferred to third parties, it must be appropriately safeguarded.  Our officers, directors, and employees must identify data privacy risks, only process personal data for specific, defined and legitimate purposes, and ensure personal data in our possession is kept up to date and disposed of when no longer required.  Further, the Company and its officers, directors and employees must comply with all data privacy laws.  Respecting privacy rights, protecting intellectual property rights and being responsible with information and records will help maintain our ability to conduct business and protect our reputation.

We will protect RCP’s computing systems and computerized information from unauthorized access, use, modification, copy, disclosure or destruction. Use may be reviewed for consistency with legal requirements. Employees who violate this policy may be subject to disciplinary action.

Security incidents should be immediately reported by employees to their direct supervisors. If this is not feasible to report to the supervisor, employees should call the toll-free ethics and compliance line for their location.

Use of company computer systems in manners which do not support company values or business purposes is prohibited.

Comments

Authorized users will be issued company-approved accounts. Unauthorized access to company computerized information, any use of computer systems or information that constitutes illegal activity and sharing computer user accounts or other accounts assigned for individual use is prohibited. Employee’s relatives, associates or friends are not permitted to use RCP’s technology resources.

Personal Use of Technology Resources: Occasional, but limited, personal use of technology resources is permitted provided that it is appropriate and does not:

•	interfere with the user’s or any other user’s work performance
•	unduly impact the operation of technology resources
•	result in any material expense to RCP
•	violate this policy or any other RCP policy, guideline or standard
•	violate any law or applicable regulation
•	use storage space beyond that allocated for personal use
•	involve any activities related to any personal business

Follow all current policies concerning appropriate use of company systems and for connecting personal devices to company-provided networks. For further information, contact your Human Resources Representative.

Your Responsibilities

•	Do not expect electronic messages to be private or confidential.
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Do not solicit or communicate in any manner, electronic or otherwise, which would violate this or other RCP’s policies or procedures, including communicating discriminatory or harassing statements, pornographic material, inappropriate humor, solicitations regarding political or charitable matters or for any illegal purposes.

•	Create messages with the general expectation that these may be made public or otherwise used in legal proceedings.
•	Use good judgment in using these systems and exercise the same judgment in creating electronic messages, as you would use in paper documents.
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Comply with all data security requirements, including using electronic communication accounts for work communications only, protecting login and password details, and refraining from modifying or disabling any security configurations established by the Company.

Antitrust

Policy

We will not engage in practices that limit competition such as price fixing and division of markets, nor will we engage in practices to unlawfully restrict a competitor’s opportunities.

Comments

Free competition is healthy for business and good for consumers. The antitrust laws of the United States and the competition laws of other countries govern the day-to-day conduct of business in setting prices and other aspects of the purchasing and marketing of goods and services. These laws protect consumers from illegal competitive actions such as price fixing and division of markets. It is vital to follow the laws of the United States and other countries that prohibit practices undermining competition. As a rule, antitrust laws not only cover commercial behavior in a particular country, but also apply to any commercial behavior even outside that country if it has a significant impact on competition. RCP will compete solely on the merits of our products and services.

We will succeed by satisfying our customers’ needs, not by unlawfully limiting a competitor’s opportunities.

Because of the complexity of antitrust laws, all agreements with competitors or with other third parties which may have a negative effect on competition must be approved by legal counsel. Clauses which may have a negative effect on competition include:

•	Exclusivity clauses
•	Pricing clauses
•	Tie-in clauses
•	Territorial restrictions
•	Price discrimination (including preferential discounts and rebates)

Antitrust laws generally prohibit entering into any kind of agreement or understanding (even oral or informal) with a competitor regarding:

•	Prices, costs, profits, margins, inventories, or terms and conditions of sale
•	Territories
•	Limitations on products or services
•	Production facilities, volume, or capacity
•	Market share
•	Customer or supplier allocation or selection
•	Distribution methods
•	Any action that affects, limits, or restricts competition
•	Bidding arrangements
•	Resale price maintenance schemes
•	Restricting products offered or tying the purchase of products to other purchases
•	Agreements to boycott, i.e. a refusal to supply or to accept delivery

DON’T BE MISLED into thinking that agreements are unlawful only if a written document is signed by the parties involved. If competitors make a conscious commitment to a common course of anti-competitive action, they can be in violation of competition laws.

Antitrust laws prohibit the abuse of a dominant market position. The term “abuse” refers to situations in which dominant market power is exercised to the detriment of suppliers or customers. Marketing strategies and practices in markets in which RCP is a strong player need particular attention by the General Counsel.

Antitrust law may limit acquisitions which would bring about a dominant market position and could injure competition. Moreover, notification to government authorities is required in most jurisdictions before certain acquisitions can be made. The General Counsel should be involved in acquisition projects at an early stage.

Contracts relating to the use of intellectual property rights (patents, trademarks, designs, copyright, know-how and trade secrets) are often subject to special rules and may therefore be critical in terms of antitrust. They need particular attention by the General Counsel. For further information, contact the General Counsel.

Your Responsibilities

•	Never agree with competitors to fix prices or divide markets.
•

Never enter into any understanding with a competitor that restricts either party’s discretion to manufacture any products or provide any service, or that limits selling to, or buying from, a third party.

•	Never, without first consulting the General Counsel, enter into any understanding with a customer that might:
•	Restrict a customer’s discretion to use or resell one of RCP’s products; and/or
•	Condition the sale of a product or service on the customer’s purchase of another product or service from RCP.
•

Contact the General Counsel for prior approval before any meeting with a competitor. Never discuss prices, costs, sales, profits, market shares or other competitive subjects with competitors. If such matters enter into the discussion, stop the discussion, or leave the meeting or social gathering, and notify the General Counsel.

•	Report any activities that appear contrary to the antitrust laws to the General Counsel, or report suspected violations by calling the toll-free ethics and compliance line.

Anti-Bribery

Policy

RCP complies with all applicable laws and regulations wherever we do business. Almost every country in the world prohibits making payments or offers of anything of value to government officials, political parties or candidates in order to obtain or retain business. These laws include the U.S. Foreign Corrupt Practice Act (FCPA), the U.K. Bribery Act of 2010 (the UK Bribery Act) and similar laws in other jurisdictions.

Comments

The Foreign Corrupt Practices Act (FCPA) prohibits payments or offers of payments of anything of value to foreign officials, foreign political parties or candidates for foreign political office in order to obtain, keep, or direct business. Indirect payments of this nature made through an intermediary, such as a distributor or sales representative, are also illegal.

The FCPA also requires that RCP maintain a system of internal accounting controls and keep accurate records of transactions and assets. The following activities are prohibited:

•	Maintaining secret or unrecorded funds or assets
•	Falsifying records
•	Providing misleading or incomplete financial information to an auditor

The following actions are considered criminal by the UK Bribery Act of 2010:

•	Offering, promising or giving a bribe to another person
•	Requesting, agreeing to receive or accepting a bribe from another person
•	Bribing a foreign public official
•	Failure of a company to prevent bribery (the Company is responsible for all persons associated with the Company)

Note: The UK Bribery Act of 2010 can apply to companies doing business in the UK, not only to acts done in the UK. Therefore, it is important that all employees, wherever located, are aware of and comply with this law. Adhere to the related company policy.  For additional information, consult the General Counsel.

Your Responsibilities

•	Comply with RCP’s procedures and act ethically and with integrity.
•	Do not make any corrupt payment, regardless of amount, to foreign officials or personnel directly or through an intermediary.
•	Do not use RCP’s assets for any unlawful or improper use.
•	Do not create or maintain a secret or unrecorded fund or asset for any purpose.
•	Comply with RCP’s accounting policies and internal control procedures.
•	Do not make any false or misleading entries in RCP’s records or make any payment on behalf of RCP without adequate supporting documentation.
•

Report any suspected acts of bribery or violations of RCP’s financial and accounting policies to your supervisor or the General Counsel; or report suspected violations by calling the toll-free ethics and compliance line for your location.

Entertainment and Gift Policy

Policy

Within the framework of their duties, employees shall only accept benefits related to their business activities in accordance with the policies of RCP.  Employees are expected to exercise good judgment in each case, taking into account pertinent circumstances, including the character of the benefit, its purpose, its appearance, the positions of the persons providing and receiving the benefit, the business context, reciprocity, and applicable laws and social norms. All expenditures for entertainment or other benefits provided by RCP must be accurately recorded in the books and records of RCP. No exceptions should be made to the policy for the concerned employee without approval of the location manager.

Comments

Employees must not give or accept gifts where doing so would violate the law, including the FCPA or the UK Bribery Act of 2010, RCP policy, or, to the knowledge of the employee, any policy applicable to the other person giving or receiving the gift.

Employees must adhere to the following:

•	In countries where gifts are accepted and expected by local custom, employees should always seek advice from the General Counsel.
•	Under no circumstances should a benefit or entertainment be accepted or provided if it will obligate, or appear to obligate, the receiver.
•	The giving or accepting, requesting, or soliciting of inappropriate, lavish or repeated gifts or other benefits is always prohibited.
•	Money (cash, checks, or any form of transfer of currency) should never be given or accepted as a gift.

Some locations may adopt local rules setting more specific limits on the acceptance of gifts, meals, or entertainment, such as particular monetary thresholds. Should your location have such local rules, they will be communicated to you and shall be in addition to the general principles outlined in this Code. If you have any questions, please consult the General Counsel.

Your Responsibilities

•	Comply with RCP’s procedures and act ethically and with integrity.
•	Do not make or accept any corrupt payment or bribe in any form, regardless of amount directly or through an intermediary.
•	Do not accept or give money as a gift
•	Do not use RCP’s assets for any unlawful or improper use.
•	Do not create or maintain a secret or unrecorded fund or asset for any purpose.
•	Comply with RCP’s accounting policies and internal control procedures.
•	Do not make any false or misleading entries in RCP’s records or make any payment on behalf of RCP’s without adequate supporting documentation.

Foreign Economic Boycotts

Policy

RCP should never cooperate with any restrictive trade practice or boycott that is prohibited by the U.S. or other applicable laws. For example, U. S. laws prohibit participating in or cooperating with illegal economic boycotts supported by foreign nations, such as the Arab boycott of Israel. RCP, its employees worldwide, and its joint venture partners, agents, distributors, and other representatives, will strictly comply with the U.S. and other applicable local “anti-boycott” laws and policies.

Comments

There are many other prohibited activities. Be alert to the possibility that boycott related provisions can appear in the “standard” language in documents such as contracts, letters of credit and shipping documents. As this is a complex legal area, if employees identify or receive any boycott related language or request, they should report it to their supervisor and the General Counsel. The U.S. law also requires that requests to take boycott-related actions (including requests to provide information or to agree to boycott-related terms) be reported to the U.S. Government. Other or different requirements may apply in different jurisdictions. Employees may contact the General Counsel to obtain a current boycott listing or obtain additional information.

An “illegal boycott request” may include any request from a third party to take any of the following described actions against a country or countries:

•	Refusal to do business with a country, or with other persons or entities that do business in or with a country.
•	Furnishing information about business relationships with or in a country
•	Discriminating against someone based on race, religion, sex, national origin except in cases where such information is related to valid government documents such as visas
•

Executing business documents such as contracts, letters of credit or warranties that contain illegal boycott requests (such as prohibiting a country’s product content, product delivery through a country, business dealings with a country, etc.)

Your Responsibilities

•	Do not refuse (or agree to refuse) to do business with illegally boycotted countries, blacklisted persons or companies.

•

Do not furnish (or agree to furnish) information or certifications regarding employees’ race, religion, sex, national origin, or business relationships with blacklisted companies. Remember that these requests may be hidden in the fine print of contracts or other documents.

Exports and International Trade Restrictions

Policy

RCP’s worldwide operations require an awareness of international trade laws. RCP, all its employees worldwide, and its joint venture partners, agents, distributors and other representatives will comply with these laws, including applicable trade sanctions, economic embargoes, and export and re-export controls.

Comments

The export of goods and technology (including transfers with no sale) from many countries is regulated by a number of very complicated laws and regulations. There are many factors in determining whether a product or technology can be exported, including the nature of the item, the country of destination, and the end-user or end-use. Export restrictions apply not only to the export of goods and services, but also to the licensing of software and the transfer of technology in many forms - such as plans, designs, training, consulting, and technical assistance. These restrictions can also apply to products based on another country’s technology or that contain another country’s parts or components. Exporting goods or technology without the appropriate government approvals can result in the loss of export privileges and can subject a company to both civil and criminal penalties. For example, the United States generally prohibits or restricts all trade, investment and transactions involving the following countries: Burma (Myanmar), the Crimea region, Cuba, Iran, North Korea, Sudan and Syria. Other countries’ prohibitions or restrictions may vary.  These lists change regularly, so employees should check with the General Counsel regarding an updated list. For further information, consult the General Counsel.

Your Responsibilities

•	Be familiar with applicable export control laws, trade sanctions, and embargoes if you work on programs involving international trade.
•	Maintain complete and accurate records of international transactions.
•	Consult the General Counsel anytime you are dealing with a product or technology intended for export. You must have the necessary government approvals before proceeding with the export.
•	Accurately complete any export control document.
•	Watch out for transactions that could be a “cover” for prohibited sales by diverting the goods through various corporations or countries not subject to restrictions.
•	Screen all international transactions to ensure against dealings with any individuals or entities on lists of proscribed parties maintained by the U.S. Government.

Financial Controls and Records

Policy

A variety of laws requires RCP to record, preserve, and report financial information to lenders and government agencies. This information must present fairly RCP’s financial position and the results of our operations. Employees involved in preparing, processing and recording such information will be held responsible for its timeliness, completeness and accuracy.

Comments

RCP must maintain a comprehensive internal control structure and procedures. This internal control structure and procedures are designed to: provide reasonable assurance that RCP’s books and records accurately reflect our transactions; assets are protected from unauthorized use or disposition; financial data and reports are safeguarded against material fraud and error; and financial statements are prepared in conformity with RCP’s accounting rules and principles and with local regulations and local accounting principles. Where RCP’s requirements differ from local requirements employees must consult the Controller.

No funds or other assets belonging to the RCP or derived from its operations (regardless of the purposes or the use to which the assets are applied) may be maintained in any account not appropriately reflected in our books and records and subject to audit by Internal Auditing and its independent accountants. No false or fictitious entry may be made on the books and records of RCP, nor any entry made which does not truly reflect the nature of the transaction recorded. Where an inadvertent error is discovered, it will be reported to appropriate internal management and be corrected as soon as possible, leaving an appropriate audit trail to reflect the correction. Accurate and adequate supporting documents are required for all transactions and accountability for assets is to be maintained at all times. Financial and operating information reported internally and externally is to be current, accurate, complete and timely.

To assure effective internal controls, RCP will maintain an internal audit staff which conducts an ongoing internal audit program to test and evaluate the effectiveness of our internal control structure and procedures. Internal Audit is responsible for independently evaluating and promoting effective internal controls.

RCP also seeks to assure the accuracy, objectivity and integrity of its financial records and data by developing and distributing written policies and procedures. RCP selects and trains qualified employees, maintains organizational structures and arrangements with defined lines of responsibility and delegation of authority, and conducts regular reviews of financial practices, records, and results to ensure the numbers are correct.

RCP’s management and all employees must continuously seek to assure that internal control over financial reporting is effective.  For further information on Financial Controls and Records, consult the location Controller.

Your Responsibilities

•	Make appropriate and timely entries in RCP’s books and records to record all transactions.
•	Diligently perform, and adequately document the performance of, all control procedures you are responsible for.
•	Do not make an inaccurate, false, or misleading entry in RCP’s books and records.
•	Do not make or approve payments without adequate supporting information or if any part of the payment is to be used for any purpose other than the purpose described in the supporting documentation.
•	If you participate in the preparation of financial reports, know and follow RCP’s accounting and internal control procedures.
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Report any inaccurate, false, or misleading records to your supervisor, the Controller, the Internal Audit Manager for RCP, the General Counsel, or report suspected violations by calling the toll-free ethics and compliance line for your location.

Political Contributions and Activities

Policy

Employee participation in government elections and the political process must be undertaken on their own time and expense. No corporate contributions or assets may be used to support specific issues, candidates, or political parties without the approval of the General Counsel.

Comments

Any political activities (lobbying, donations, public positions, etc.) by or in the name of RCP must be approved by RCP’s CEO and Group Legal Counsel. Nothing in this policy is intended to restrict in any way any persons from participating in political activities of any type; however, unless specifically approved in advance no person should use RCP’s resources for political activities or attribute any political position to RCP or any of its employees. For further information, consult the General Counsel.

Your Responsibilities

•	Know and obey restrictions imposed by law upon personal and corporate participation in politics.
•	RCP’s contact with public and elected officials is regulated by a variety of laws and regulations. Any dealings with these officials regarding RCP must be coordinated with the General Counsel.
•	Never represent your personal political activity as being RCP.
•	Never use RCP or its assets or employees in support of political activities without approval of the General Counsel.

Environmental Stewardship

Policy

We are committed to responsible environmental behavior. We will conduct business with respect and care for the environment and the communities in which we work.  We must obtain environmental permits when required, understand the terms and conditions and follow the rules. If something occurs in our facility that might harm employees or the community, we communicate these situations as appropriate and develop a plan to correct them effectively and quickly.

Comments

We will implement responsible programs and processes to eliminate and/or minimize environmental incidents. When it is financially and technologically feasible, material will be reused and/or recycled to minimize the need for treatment or disposal to conserve resources. Where waste is generated, it will be handled and disposed of safely, responsibly and in conformance with applicable regulations. We respond truthfully and responsibly to questions and concerns about our environmental actions. Adhere to all company policies related to the environment. For further information on Environmental Stewardship, consult the location environmental representative at your location or the General Counsel.

Your Responsibilities

•	Understand and follow RCP and its business segments’ environmental policy, procedures and principles.
•	Understand the specific environmental requirements for your job function.
•	Conduct all activities in accordance with applicable environmental laws, regulations, permits, and facility policy.
•	Ensure that environmental records, documents and labels are complete, accurate, and truthful.
•	Handle, store, and dispose of hazardous materials using identified methods and practices.
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Report immediately to your supervisor or local RCP environmental representative, any unpermitted leaks, spills or releases, or any potential or suspected violation of environmental guidelines; or report suspected violations by calling the toll-free ethics and compliance line for your location.

Reporting Violations

Policy

Ensuring compliance with Code is the responsibility of all employees. We urge all employees to familiarize themselves with this Code, and raise any questions they may have with their supervisor or HR or legal representative, as appropriate.  RCP has established a toll-free hotline where violations of any health, safety or environmental concerns, any suspected violations or concerns regarding bribery or banking and financial crime, and, where permitted by law, other violations of this Code may be reported. Employees, officers and directors should promptly report any concerns about accounting, internal accounting controls or auditing matters to the Audit Committee of the Board of Directors. These procedures allow you to report matters anonymously; however, if you identify yourself, we will be able to follow up with you and provide feedback. In any case, confidentiality is respected:  your identity and the information you provide will be shared only on a “need-to-know” basis with those responsible for resolving the concern. RCP absolutely prohibits retaliation against anyone who in good faith raises or helps to address a violation of this Code or other ethics or integrity concerns. We also respect all laws concerning the collection and use of personal data and other privacy laws.

Any concerns about a violation of ethics, laws, rules, regulations or this Code by any senior executive officer or director  should be reported promptly to the General Counsel.  Any such concerns involving the General Counsel should be reported to the Compensation, Nominating and Corporate Governance Committee.

If you become aware of an internal investigation, or if you are asked to provide information or to assist with an internal investigation: (1) you may not discuss anything about the investigation with any person, either inside or outside of RCP, without the express consent of those authorized to conduct the investigation; (2) you are required to disclose any relevant information in a complete and truthful manner, and to cooperate fully with the authorized investigation team throughout the course of the investigation; and (3) if you interfere with or provide false information in the course of the investigation, you may be subject to disciplinary action. For additional information, contact your Human Resources Representative.

Your Responsibilities

•	Familiarize yourself with this Code.
•	Understand when you might use RCP’s toll free hotline.
•	Respect anyone who in good faith raises or helps address a violation of this Code or other ethics or integrity concern.
•	Respect the privacy and personal data of others.
•	Co-operate fully with any internal investigation with which you are asked to assist.

Reporting Violations to a Governmental Agency

You understand that you have the right to:

•	Report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;
•	Cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;
•	Make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and
•	Respond truthfully to a valid subpoena.

You have the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which you reasonably believe relates to a possible violation of law. It is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed. It is unlawful for the company to retaliate against you for reporting possible misconduct either internally or to any governmental agency or entity or self-regulatory organization.

Notwithstanding anything contained in this Code or otherwise, you may disclose confidential Company information, including the existence and terms of any confidential agreements between yourself and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization.

The Company cannot require you to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and the company may not offer you any kind of inducement, including payment, to do so.

Your rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy form, or condition of employment, including by a predispute arbitration agreement.

Even if you have participated in a possible violation of law, you may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and you may also be eligible to receive an award under such laws.

Waivers and Amendments

Any waiver of the provisions in this Code for executive officers or directors may only be granted by the Board of Directors and will be disclosed to the Company’s shareholders within four business days. Any waiver of this Code for other employees may only be granted by the Legal Department.  Amendments to this Code must be approved by the Compensation, Nominating and Governance Committee and amendments of the provisions in this Code applicable to the CEO and the senior financial officers will also be promptly disclosed to the Company’s shareholders.

Communication and Compliance

Policy

Each employee shall receive a copy of this policy at their hire date; or upon request. It is the duty of management to make this policy accessible to all employees, contractors, vendors via the corporate website at ReynoldsConsumerProducts.com and to employees via the corporate internet site. Management shall monitor compliance with the policies and, if need be, implement special monitoring programs. Non-compliance with the policy by employees may result in disciplinary action, including dismissal. For additional information, contact your Human Resources Representative.

Glossary

Bribery - A bribe is an inducement or reward offered, promised or provided in order to gain any commercial, contractual, regulatory or personal advantage. The advantage sought or the inducement offered does not have to be financial or remunerative in nature, and may take the form of improper performance of an activity or function.

Conflict of Interest - A situation in which a person has a private or personal interest sufficient to appear to influence the objective exercise of his or her official duties as an employee, a public official, or a professional.

FCPA - Foreign Corrupt Practices Act, a U.S. statute concerning the bribery of foreign officials.

Fraud - Fraud is a deliberate, intentional and premeditated dishonest act or omission acted out from a position of trust or authority for the purpose of deceiving to gain advantage for themselves or others, or to cause loss to RCP. It includes acts such as theft, making false statements or representations, evasion, manipulation of information, criminal deception and abuse of property or time.

Irregular Activity - Irregular activity is defined as not acting in accordance with applicable laws, rules, or established policies and procedures. Irregular activity includes, but is not limited to, bribery, conflict of interest, and fraud.

RCP - Reynolds Consumer Products Inc.

Risk Assessment - A process that analyzes the risks, including fraud risks, that may prejudice or prevent achievement of organizational objectives, and that determines whether those risks are to be prevented.